Exhibit 99.1

FOR IMMEDIATE RELEASE

Friedman Industries, Incorporated Announces Second Quarter Results

LONGVIEW, Texas, November 10, 2025 (Globe Newswire) -- Friedman Industries, Incorporated (NASDAQ/GS: FRD) announced today its results of operations for the quarter ended September 30, 2025.

September 30, 2025 Quarter Highlights:

●	Net earnings of $2.2 million

●	Sales of $152.4 million: up 43% year-over-year

●	Highest sales volume in Company history: up 28% year-over-year and up 12% quarter-over-quarter

●	Acquisition of Century Metals & Supplies on August 29, 2025

“This quarter marks a significant milestone for Friedman, as we achieved record sales volume driven by our focused efforts to improve capacity utilization across our operations,” said Michael J. Taylor, President and Chief Executive Officer. “At the same time, we successfully completed the acquisition of Century Metals & Supplies which expands our product portfolio, processing capabilities, and geographic reach. These accomplishments reflect the strength of our strategy, the dedication of our team, and the trust of our customers. With our enhanced scale and capabilities, we are better positioned than ever to deliver innovative solutions to our customers and sustainable growth to our shareholders,” Taylor concluded.

For the quarter ended September 30, 2025 (the “2025 quarter”), the Company recorded net earnings of approximately $2.2 million ($0.32 diluted earnings per share) on sales of approximately $152.4 million compared to a net loss of approximately $0.7 million ($0.10 diluted loss per share) on sales of approximately $106.8 million for the quarter ended September 30, 2024 (the “2024 quarter”). Sales volume for the 2025 quarter consisted of approximately 154,500 tons of inventory sold and another 24,500 tons of toll processing customer owned material compared to 2024 quarter sales volume consisting of approximately 121,500 tons of inventory sold and another 18,000 tons of toll processing. The increase in sales volume for the 2025 quarter was primarily related to a combination of stronger demand among some customers and successful gains of market share. The 2025 quarter results include non-recurring expenses of approximately $0.9 million related to the acquisition of Century Metals & Supplies.

The table below provides our unaudited statements of operations for the three- and six-month periods ended September 30, 2025 and 2024:

SUMMARY OF OPERATIONS (unaudited)

(In thousands, except for per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024

Net Sales	$152,383	$106,759	$287,160	$221,310

Costs and expenses:
Cost of materials sold (excludes items shown separately below)	126,082	88,761	231,786	184,656
Processing and warehousing expense	9,064	7,861	18,392	16,558
Delivery expense	7,134	5,381	13,534	11,432
Selling, general and administrative expense	6,287	3,935	11,742	8,446
Depreciation and amortization	937	823	1,784	1,618
Loss on disposal of property, plant and equipment	-	222	-	222

Earnings (loss) from operations	2,879	(224)	9,922	(1,622)

Gain on economic hedges of risk	851	194	1,127	5,569
Interest expense	(754)	(869)	(1,432)	(1,550)
Other income (expense)	1	(3)	5	-

Earnings (loss) before income taxes	2,977	(902)	9,622	2,397

Income tax expense (benefit)	737	(227)	2,354	505

Net earnings (loss)	$2,240	$(675)	$7,268	$1,892

Net earnings (loss) per share:
Basic	$0.32	$(0.10)	$1.03	$0.27
Diluted	$0.32	$(0.10)	$1.03	$0.27

The table below provides summarized unaudited balance sheets as of September 30, 2025 and March 31, 2025:

SUMMARIZED BALANCE SHEETS (unaudited)

(In thousands)

	September 30, 2025	March 31, 2025
ASSETS:
Current Assets	231,325	166,467
Noncurrent Assets	79,964	60,355
Total Assets	311,289	226,822

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities	71,377	38,324
Noncurrent Liabilities	100,639	56,073
Total Liabilities	172,016	94,397

Total Stockholders' Equity	139,273	132,425

Total Liabilities and Stockholders' Equity	311,289	226,822

FLAT-ROLL SEGMENT OPERATIONS

Flat-roll product segment sales for the 2025 quarter totaled approximately $143.3 million compared to approximately $97.4 million for the 2024 quarter. The flat-roll segment had sales volume of approximately 147,000 tons from inventory and another 24,500 tons of toll processing for the 2025 quarter compared to approximately 112,000 tons from inventory and 18,000 tons of toll processing for the 2024 quarter. The average per ton selling price of flat-roll segment inventory increased from approximately $858 per ton in the 2024 quarter to approximately $963 per ton in the 2025 quarter. The flat-roll segment recorded operating profits of approximately $5.7 million and $2.7 million for the 2025 quarter and 2024 quarter, respectively.

TUBULAR SEGMENT OPERATIONS

Tubular product segment sales for the 2025 quarter totaled approximately $9.0 million compared to approximately $9.4 million for the 2024 quarter. Sales volume for the 2025 quarter was approximately 7,500 tons compared to approximately 9,000 tons for the 2024 quarter. The average per ton selling price of tubular segment inventory increased from approximately $1,030 per ton for the 2024 quarter to approximately $1,185 per ton for the 2025 quarter. The tubular segment recorded earnings from operations of approximately $0.9 million for the 2025 quarter compared to a loss from operations of approximately $0.6 million for the 2024 quarter.

HEDGING ACTIVITIES

We utilize hot-rolled coil (“HRC”) futures, options and swaps to manage price risk on unsold inventory and longer-term fixed price sales agreements. We typically account for our hedging activities under mark-to-market (“MTM”) accounting treatment and all hedging decisions are intended to protect the value of our inventory and produce more consistent financial results over price cycles. With MTM accounting treatment it is possible that hedging related gains or losses might be recognized in a different period than the corresponding improvement or contraction in our physical margins. For the 2025 quarter, we recognized a gain on hedging activities of approximately $0.9 million.

OUTLOOK

The Company anticipates that third quarter fiscal 2026 sales volume will remain consistent with second quarter levels, as the additional volume from the Century Metals & Supplies acquisition is expected to offset the anticipated holiday-related slowdown during the quarter. Margins are expected to improve modestly quarter over quarter, driven by anticipated increases in metals pricing during the third quarter.

“As we look ahead, we remain focused on executing our growth strategy with discipline and agility,” Taylor said. “The integration of Century Metals & Supplies is progressing well, and we are already seeing promising synergies that will enhance our performance in the future. With a resilient business model, a strong balance sheet, and an exceptional team, Friedman is well positioned to continue delivering value for our customers, employees, and shareholders.”

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“the Company”), headquartered in Longview, Texas, is a diversified metals processing and pipe manufacturing company operating through two segments: Flat-Roll Products and Tubular Products.

The Flat-Roll Products segment includes processing facilities in Hickman, Arkansas; Decatur, Alabama; Miami, Florida; East Chicago, Indiana; Granite City, Illinois; and Sinton, Texas, as well as a distribution facility in Orlando, Florida. This segment processes carbon steel, stainless steel, and aluminum flat-rolled products. The Hickman, East Chicago, and Granite City facilities operate temper mills and corrective leveling cut-to-length lines; the Sinton and Decatur facilities operate stretcher leveler cut-to-length lines; and the Miami facility operates both a corrective leveling cut-to-length line and a slitting line.

The Tubular Products segment operates in Lone Star, Texas, where the Company manufactures electric resistance welded (ERW) pipe and distributes pipe through its Texas Tubular Products division.

For more information, visit www.friedmanindustries.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity and product quality.  These forward-looking statements may include, but are not limited to, everything under the header “Outlook” above, including sales volumes, margins, hedging results, and potential price increases, expectations as to financial results during the Company’s upcoming fiscal quarters, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company's Form 10-Q as filed with the SEC on November 10, 2025 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.